News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2009

CHARLOTTE, NORTH CAROLINA, April 23, 2009 – Nucor Corporation (NYSE: NUE) announced today a consolidated net loss of $189.6 million, or $0.60 per diluted share, for the first quarter of 2009.  By comparison, Nucor earned $409.8 million, or $1.41 per diluted share, in the first quarter of 2008 and earned $105.9 million, or $0.34 per diluted share, in the fourth quarter of 2008.

Nucor’s consolidated net sales decreased 47% to $2.65 billion compared with $4.97 billion in the first quarter of 2008 due to a 43% decrease in total tons shipped to outside customers and a 7% decrease in average sales price per ton.  Consolidated net sales decreased 36% compared with $4.15 billion in the fourth quarter of 2008 due to a 14% decrease in total tons shipped to outside customers and a 26% decrease in average sales price per ton.

The average scrap and scrap substitute cost per ton used remained flat at $333 in the first quarters of 2008 and 2009 and decreased 23% from $435 in the fourth quarter of 2008.

Nucor incurred a credit to value inventories using the last-in, first-out (LIFO) method of accounting of $105 million in the first quarter of 2009, compared with a charge of $69 million in the first quarter of 2008 and a credit of $81 million in the fourth quarter of 2008.  Nucor also incurred a charge of about $60 million in the first quarter of 2009 to write down inventories to the lower of cost or market.

The steel mill utilization rate has decreased to approximately 45% in the first quarter from 92% in last year’s first quarter and 48% in the fourth quarter.  As a result of this decreased utilization, total energy costs increased approximately $11 per ton from the first quarter of 2008 to the first quarter of 2009 and increased approximately $5 per ton from the fourth quarter of 2008.

The dramatically lower production rates of our mills have further slowed the rate at which our sheet mills are consuming higher cost iron units, in particular pig iron inventories, which were purchased prior to the collapse in both the economy and scrap/pig iron pricing in last year’s fourth quarter.  We expect that the impact from higher cost scrap will disappear during the second quarter.  If these current production rates continue, the overhang from the high cost pig iron will, however, continue to impact our results through the third quarter.  Pig iron consumption was increased midway through the first quarter.  This increased consumption rate is expected to result in approximately $80 million higher raw material costs at our sheet mills for the second quarter.  Any significant improvement in order entry and operating rates will speed up our raw material destocking process with a corresponding improvement in earnings.

Our liquidity position remains strong with $1.9 billion in cash and cash equivalents and an untapped $1.3 billion revolving credit facility that matures in November 2012.  We have maintained this strong liquidity position despite a $175 million debt maturity in January, and payments in the first quarter of approximately $305 million for profit sharing and extraordinary bonuses related to our 2008 record performance.

In February, Nucor’s board declared a cash dividend of $0.35 per share payable on May 12, 2009 to stockholders of record on March 31, 2009.  This dividend is Nucor’s one-hundred forty-fourth consecutive quarterly cash dividend, a record we expect to continue.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211 Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2009 (Continued)

As we have progressed from September 2008 to March 2009, we have seen business and market conditions worsen each succeeding month.  Entering the second quarter of 2009, both the U.S. economy and steel market conditions have continued to deteriorate, and we expect a second quarter loss greater than the first quarter as a result.  Continued low operating rates, lower pricing and the consumption of high cost pig iron inventories for the full quarter at our sheet mills will negatively impact earnings.  Our second quarter guidance will only be qualitative at this time.  We will update our guidance midway between the first and second quarter earnings releases.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through DJJ, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties.  Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance.  These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2008 Annual Report on Form 10-K.  The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s first quarter results on April 23, 2009 at 2:00 p.m. eastern time.  The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Quarter (13 weeks) Ended
	April 4, 2009	March 29, 2008	Percentage Change
Steel Mills:
Production	2,879	5,831	-51%
Total shipments	2,808	5,951	-53%
Outside shipments	2,433	5,203	-53%

Steel Products:
Joist production	60	132	-55%
Deck sales	75	116	-35%
Cold finish sales	80	136	-41%
Fabricated concrete
reinforcing steel sales	208	179	16%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211 Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2009 (Continued)

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended
	April 4, 2009	March 29, 2008

Net sales	$2,654,319	$4,974,269

Costs, expenses and other:
Cost of products sold	2,778,324	4,071,592
Marketing, administrative and other expenses	125,376	169,714
Interest expense, net	32,365	18,345
	2,936,065	4,259,651
Earnings (loss) before income taxes and noncontrolling interests	(281,746)	714,618
Provision for (benefit from) income taxes	(91,221)	213,093
Net earnings (loss)	(190,525)	501,525
Earnings (loss) attributable to noncontrolling interests	(880)	91,771
Net earnings (loss) attributable to Nucor stockholders	$(189,645)	$409,754

Net earnings per share:
Basic	$(0.60)	$1.42
Diluted	$(0.60)	$1.41

Average shares outstanding:
Basic	314,319	288,208
Diluted	314,319	289,305

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211 Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2009 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	April 4, 2009	Dec. 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$1,900,079	$2,355,130
Accounts receivable, net	933,763	1,228,807
Inventories	1,883,956	2,408,157
Other current assets	472,046	405,392

Total current assets	5,189,844	6,397,486

Property, plant and equipment, net	4,126,427	4,131,861

Goodwill	1,728,442	1,732,045

Other intangible assets, net	925,986	946,545

Other assets	615,775	666,506

Total assets	$12,586,474	$13,874,443

LIABILITIES
Current liabilities:
Short-term debt	$6,299	$8,622
Long-term debt due within one year	5,400	180,400
Accounts payable	406,218	534,161
Federal income taxes payable	-	199,044
Salaries, wages and related accruals	168,729	580,090
Accrued expenses and other current liabilities	353,527	351,875

Total current liabilities	940,173	1,854,192

Long-term debt due after one year	3,086,200	3,086,200

Deferred credits and other liabilities	695,613	677,370

Total liabilities	4,721,986	5,617,762

EQUITY
Nucor stockholders' equity:
Common stock	149,654	149,628
Additional paid-in capital	1,641,678	1,629,981
Retained earnings	7,560,360	7,860,629
Accumulated other comprehensive loss,
net of income taxes	(249,055)	(190,262)
Treasury stock	(1,515,387)	(1,520,772)
	7,587,250	7,929,204
Noncontrolling interests	277,238	327,477

Total equity	7,864,488	8,256,681

Total liabilities and equity	$12,586,474	$13,874,443

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211 Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2009 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Three Months (13 Weeks) Ended
	April 4, 2009	March 29, 2008

Operating activities:
Net earnings (loss)	$(190,525)	$501,525
Adjustments:
Depreciation	119,699	109,662
Amortization	18,142	13,411
Stock-based compensation	10,225	9,635
Deferred income taxes	(51,693)	(8,663)
Settlement of derivative hedges	(13,355)	(283)
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	292,398	33,005
Inventories	522,744	8,014
Accounts payable	(127,657)	16,245
Federal income taxes	(204,553)	189,411
Salaries, wages and related accruals	(404,173)	(162,496)
Other	42,742	(41,987)

Cash provided by operating activities	13,994	667,479

Investing activities:
Capital expenditures	(125,966)	(226,238)
Investment in affiliates	(8,468)	(17,118)
Disposition of plant and equipment	2,234	1,250
Acquisitions (net of cash acquired)	-	(1,402,179)
Purchases of investments	-	(209,605)
Proceeds from the sale of investments	-	392,055

Cash used in investing activities	(132,200)	(1,461,835)

Financing activities:
Net change in short-term debt	(2,320)	(10,501)
Proceeds from issuance of long-term debt	-	400,000
Repayment of long-term debt	(175,000)	-
Issuance of common stock	1,028	6,158
Excess tax benefits from stock-based compensation	(700)	7,300
Distributions to noncontrolling interests	(49,339)	(91,993)
Cash dividends	(110,514)	(176,556)

Cash provided by (used in) financing activities	(336,845)	134,408

Decrease in cash and cash equivalents	(455,051)	(659,948)

Cash and cash equivalents - beginning of year	2,355,130	1,393,943

Cash and cash equivalents - end of three months	$1,900,079	$733,995

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211 Phone 704-366-7000 Fax 704-362-4208 www.nucor.com